As filed with the Securities and Exchange
               Commission on January 8, 1996
                                        Registration No. 33-84018

            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                     _____________

              POST-EFFECTIVE AMENDMENT NO. 1
                           TO
                        FORM S-3
                REGISTRATION STATEMENT
                         UNDER
                THE SECURITIES ACT OF 1933

                     _____________

               SEEQ TECHNOLOGY INCORPORATED
 (Exact name of registrant as specified in its charter)
 Delaware                                    94-2711298
(State of Incorporation)      (I.R.S. Employer Identification No.)

                47200 Bayside Parkway
              Fremont, California  94538
                    (510) 226-7400
  (Address and telephone number of principal executive offices)

                   ________________


                   ROBERT O. HERSH
      Vice President, Finance and Administration
               SEEQ Technology Incorporated
                  47200 Bayside Parkway
               Fremont, California  94538
                     (510) 226-7400
   (Name, address and telephone number of agent for service)

                   ________________

                     Copies to:
                SCOTT D. LESTER, ESQ.
              Brobeck, Phleger & Harrison LLP
                     One Market
                  Spear Street Tower
             San Francisco, California 94105
                    (415) 442-0900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /





   THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT
SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C)
OF THE SECURITIES ACT OF 1933.

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
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                      3,614,701 SHARES

                SEEQ TECHNOLOGY INCORPORATED

                         COMMON STOCK
                  (PAR VALUE $.01 PER SHARE)
                       _________________

        This Prospectus relates to the public offering, which is not being underwritten, of 3,614,701 shares (the "Shares") of Common Stock of SEEQ Technology Incorporated ("SEEQ" or the "Company"). The Shares are being offered hereby by Atmel Corporation, a stockholder of the Company (the "Selling Stockholder"), from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the specific Shares to be sold, the name of the Selling Stockholder, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholder" and "Plan of Distribution."

        None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. The Company has agreed to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholder.
                 _______________________________

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                 _______________________________

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SEEQ." The last sale price of the
Company's Common Stock as reported on the Nasdaq National Market on January 4, 1996 was $4-3/16 per share.
                 _______________________________

        The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.
                 _______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  _______________________________

        THE DATE OF THIS PROSPECTUS IS _______________, 1996

           NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                       AVAILABLE INFORMATION

          SEEQ Technology Incorporated ("SEEQ" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ``Exchange Act''), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the ``Registration Statement'') under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.


           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:
(1) the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1995, filed pursuant to Section 13 of the Exchange Act; (2) the description of the Company's Common Stock contained in its Registration Statement on Form 8-B filed with the Commission on June 2, 1987; (3) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on May 2, 1995; and (4) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act.

          All documents subsequently filed by the Company with the Commission pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of the Registration Statement, but prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Each document incorporated into this Prospectus by reference shall be deemed to be a part of this Prospectus from the date of the filing of such document with the Commission. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is also incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference herein). Requests should be directed to SEEQ Technology Incorporated, 47200 Bayside Parkway, Fremont, California 94538,
Attention: Secretary, telephone (510) 226-7400.

                           THE COMPANY


          SEEQ Technology Incorporated (herein "SEEQ" or the "Company") is a leading supplier of Ethernet data communications products for networking applications. As an Ethernet silicon pioneer, SEEQ introduced the industry's first Ethernet chip set in 1982. Ethernet is the dominant local area network (``LAN'') technology today and was originally developed by Xerox and Digital Equipment Corporation in the late 1970s. SEEQ combines its strengths in digital circuit and analog design with its communications systems expertise to produce mixed-signal data communications solutions that provide increased functionality and greater reliability that result in lower total system cost. In 1983, the Company successfully developed the industry's first integrated Ethernet data communications controller. In 1994, the Company introduced the industry's first Fast Ethernet (100 megabits per second ("Mbps")) four-port controller.

          SEEQ's product development and marketing strategy is to sell its products to systems manufacturers who are performance and volume leaders in the information networking, telecommunications, personal computer, workstation and printer markets. The Company's more than 150 customers worldwide include such industry leaders as Apple Computer, Bay Networks, Cabletron, Cisco Systems, Compaq, Hewlett-Packard, Intel, and 3COM. SEEQ's Ethernet data communications products are sold in numerous market applications of Ethernet adapter cards, workstations, media attachment units, print servers, file servers, multiport repeaters, standard hubs, switching hubs, bridges and routers.

          SEEQ's complete product line includes Ethernet data communications controllers, AutoDUPLEX (trademark) Ethernet chip sets for automatic full duplex switched Ethernet applications, encoders/decoders, coaxial cable CMOS transceivers and unshielded twisted pair cable CMOS transceivers, and networking modules. In order to meet customers' needs for higher-speed LAN solutions, the Company has developed a new generation of products for Fast Ethernet, a new high-speed LAN technology. Fast Ethernet is a 100Mbps version of traditional 10Base-T Ethernet (10Mbps). The Company also sells medial signaling integrated circuits for another emerging high-speed LAN market, Asynchronous Transfer Mode ("ATM").

          The Company was founded in 1981 to develop, manufacture and market products incorporated metal-oxide-silicon ("MOS") reprogrammable, nonvolatile memory integrated circuit technology. In February 1994, the Company sold its nonvolatile memory technology and related assets to focus on the data communications market.

                      RECENT DEVELOPMENTS


          Pursuant to the Asset Purchase Agreement dated February 7, 1994 (the ``Asset Purchase Agreement'') by and between SEEQ and Atmel Corporation (``Atmel''), Atmel purchased the assets of SEEQ related to its electrically erasable programmable read only memory (``EEPROM'') products (the ``EEPROM Asset Sale''). A substantial portion of the consideration received by the Company in connection with the EEPROM Asset Sale was placed in escrow subject to certain claims of indemnity by Atmel under the Asset Purchase Agreement.
As of September 30, 1995, $4,029,000 was on deposit in escrow (excluding interest earned thereon to such date). Such amount is subject to any future claims that may be made by Atmel with respect to the EEPROM technology sold to Atmel in the EEPROM Asset Sale under the terms of the Asset Purchase Agreement. Atmel has notified SEEQ that, based on certain claims asserted by Hualon Microelectronics Corporation (``Hualon''), one of SEEQ's foundries and joint development partners, that SEEQ previously granted Hualon certain license rights to the EEPROM technology pursuant to an alleged license agreement. Atmel believes it may be entitled to assert a claim against this escrow account, although Atmel has not done so to date. The funds in this escrow account will remain in escrow until a determination is made that SEEQ is entitled to such funds under any release condition in the escrow agreement, or, if Atmel makes a claim prior to such date under such escrow, then until such claim is resolved by a court. The Company will be entitled to receive such funds in the following events: (i) if it is determined that the alleged license agreement is invalid, (ii) if no such determination is made, to the extent that any claims made by Atmel that Atmel has suffered damages as a result of the alleged license agreement are unsuccessful, (iii) if Atmel fails to make a claim to such funds by February 1999, or (iv) as otherwise agreed by the Company and Atmel.

          On March 30, 1994 the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon, which had previously been one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology previously sold by the Company to Atmel Corporation, to which Hualon had asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement was valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon subsequently amended its counterclaims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements.

          On August 16, 1995, the Company and Hualon entered into a Settlement Agreement, Release and Tolling Agreement. The terms of such Agreement provided, among other things, for the payment by the Company to Hualon of $500,000 in cash and the issuance by the Company to Hualon of 100,000 shares of the Company's Common Stock. The 100,000 shares issued to Hualon in connection with the settlement are the Shares being registered hereby by the Company on behalf of the Selling Stockholder. See "Risk
FactorsLitigation." In addition, under the terms of such Agreement, the Company agreed that the claims asserted against Hualon in respect of the alleged license agreement would be tolled for such time and on such terms as provided therein. As a result, the Company is not currently pursuing such claims. The Company is entitled to pursue such claims in the future, however, subject to the terms of the Settlement Agreement, Release and Tolling Agreement. In the event that the Company does not cause the alleged license agreement to be invalidated, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the

Company's cash flow, financial position or results of operations.
However, there can be no assurance as to such matters.

          On November 28, 1995, Level One Communications Incorporated (``Level One'') filed a complaint against the Company, in the United States District Court of Northern California, alleging patent infringement. In the complaint, Level One claims that the Company has used and sold products in violation of two of Level One's patents. Level One seeks immediate and permanent injunctive relief preventing the Company from making, using, or selling any devices that infringe such patents and unspecified damages. The Company intends to vigorously contest all of Level One's claims. Based on the Company's limited review to date, management believes that the claims asserted by Level One are without merit and that the outcome of these legal proceedings will not have a material adverse effect on the Company's financial position or results of operations, although there can be no assurance as to such matters. Patent litigation is often highly complex, can extend for a protracted period of time, can involve substantial cost to the Company and may divert the attention of the Company's management and technical personnel, which can substantially increase the cost of such litigation. There can be no assurance that such costs and diversion of resources would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk FactorsLitigation."

                          RISK FACTORS


          In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL
RESULTS

          The Company incurred substantial operating losses during each of the five fiscal years ended September 30, 1994. The Company achieved a profit of approximately $1.3 million, or $0.05 per share, for the fiscal year ended September 30, 1995. As of September 30, 1995, the Company had an accumulated deficit of approximately $112.4 million. There can be no assurance that the Company will be able to maintain profitability or revenue growth in the future. The Company's ability to maintain profitability in the future will depend, among other things, on its ability to successfully manufacture and sell its products, to develop new products and to control its costs and expenses. Failure by the Company to maintain revenue growth or profitability would impair the Company's ability to sustain its operations.

LIQUIDITY; FUTURE CAPITAL REQUIREMENTS

          At September 30, 1995, the Company's unused sources of liquidity consisted of approximately $3.7 million in cash and cash equivalents. As a result of the sale of assets and stock by the Company to Atmel on February 7, 1994, the Company received cash proceeds of approximately $5,000,000 and 135,593 shares of Atmel Common Stock. Approximately $4.3 million (including interest earned thereon) of the proceeds on the sale of the shares of Atmel Common Stock received by the Company in the EEPROM Asset Sale are currently held in escrow pending any claims of indemnity by Atmel with respect to the nonvolatile memory technology. This $4.3 million (including interest earned thereon) has been classified by the Company as long-term assets on the Company's balance sheet as of September 30, 1995. In November 1993, the Company entered into a two-year line of credit agreement with the CIT Group Incorporated (``CIT''). Effective November 22, 1995, the Company renewed the credit agreement with CIT for a two-year term, subject to renewal thereafter. The credit agreement provides for borrowings of up to 80% of eligible accounts receivable not to exceed $5,000,000. Interest on borrowings is charged at CIT's prime lending rate plus 2% and is payable monthly. This credit facility is secured by all of the Company's assets. There can be no assurance that the Company will have adequate resources to satisfy its operating and working capital requirements. In addition, it may become necessary for the Company to raise additional funds from debt and/or equity financing. There can be no assurance that such funds will be available on terms acceptable to the Company, if at all.

FACTORS AFFECTING OPERATING RESULTS

          The Company believes that its future annual and quarterly operating results will be subject to quarterly variations based upon a wide variety of factors that could have a material adverse effect on the Company's revenues and profitability, many of which are outside the control of the Company. These factors include fluctuations in manufacturing yields, the timing of introduction of new products by the Company and its competitors, changes in the markets addressed by the Company's products, market acceptance of the Company's and its customers' products, the volume and timing of orders received, changes in the Company's product mix and customer base, the timing and extent of research and development expenditures, the availability and cost of semiconductor wafers from outside foundries, product obsolescence, price erosion, competitive factors, cyclical semiconductor industry conditions and general economic conditions. The Company's net revenue and cost of sales vary depending upon the mix of products sold. Any unfavorable changes in manufacturing yields or product mix, delays in new product introductions, underutilization of manufacturing capacity, increased price competition or other factors could have a material adverse effect on the Company's operating results and financial condition. Historically, average selling prices in the semiconductor industry have decreased over the life of any particular
                               7
product. There can be no assurance that the average selling prices of the Company's current or future products will not be subject to significant pricing pressures in the future. In addition, the Company's business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. In addition, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls, which could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

          The average selling prices of the Company's products historically have decreased over the products' lives and are expected to continue to do so. To offset average selling price decreases typically experienced over the life of any particular product, the Company relies primarily on obtaining cost reductions in the manufacture of those products and on introducing new, higher priced products which incorporate advanced features or address new or emerging markets. To the extent that such cost reductions and new product introductions do not occur in a timely manner, the Company's operating results will be adversely affected. As a result, the Company's operating results will depend to a substantial extent on its ability to continue to successfully introduce new products on a timely basis that compete effectively on the basis of price and performance and that address customer requirements. The success of new product introductions into the marketplace is dependent upon several factors, including proper new product definition, timely completion and introduction of new product designs, availability of production capacity, achievement of acceptable manufacturing yields and market acceptance of such new products. The development cycle for new products is generally one to two years, depending upon the complexity of the product. Accordingly, new product development requires a long-term forecast of market trends and customers' needs and may be adversely affected by competing technologies serving markets addressed by the Company's products. Although the Company has successfully developed new products in the past, there can be no assurance that it will continue to be able to do so in the future. In this regard, as a result of the Company's financial results in the past several years and other factors, the Company has been unable to introduce new products as fast as existing products become obsolete or as such product sales decline, as reflected by the reductions in sales over such period. The Company has recently experienced certain delays in the development of certain of its new products, which the Company believes may have a material adverse effect on the Company's results of operations in future periods. Although the Company has increased its development efforts over the past year, there can be no assurance that such delays will not continue to occur in future periods. The markets for the original equipment manufacturers who purchase the Company's products are characterized by rapidly changing technology, evolving industry standards and improvements in products and services. If technologies or standards supported by the Company's products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be materially adversely affected. As a result, the Company believes that continued significant expenditures for research and development will be required in the future. If the Company were unable to design, develop and introduce competitive products on a timely basis, its future operating results would be materially adversely affected.

          New products are generally incorporated into a customer's products or systems at the design stage. However, design wins, which can often require significant expenditures by the Company, may precede the generation of volume sales, if any, by a year or more. Moreover, the value of any design win will depend in large part on the ultimate success of the customer's product and on the extent to which the system's design accommodates components manufactured by the Company's competitors. No assurance can be given that the Company will achieve design wins or that any design win will result in significant future revenue.

CUSTOMER CONCENTRATION

          During certain periods, a relatively small number of the Company's customers have accounted for a significant portion of the Company's revenues. Sales to Solectron (an agent for Apple Computer, Cisco Systems and 3COM) and Serial Systems (an agent for Hewlett-Packard and Compaq) accounted for approximately 19% and 15% of the Company's revenues for the three months ended June 30, 1995. Sales to Apple Computer and Serial Systems accounted for approximately 17% and 16% of the Company's revenues in fiscal 1995, respectively. Sales to Apple Computer and Hewlett-Packard accounted for approximately 24% and 19% of the Company's revenues for the three months ended September 30, 1994, respectively. Sales to Apple Computer and Cisco Systems accounted for approximately 16% and 11% of the Company's revenues in fiscal 1994, respectively.
The reduction, delay or cancellation of orders from one or more of the Company's significant customers for any reason, including a reduction in the demand for data communications products that include the Company's products, could have a material adverse effect on the Company's results of operations and financial condition. The Company's sales to its customers are made under purchase orders and not pursuant to any long-term agreements. In addition, the Company's products are often sole-sourced to its customers, and the Company's operating results and financial condition could be materially and adversely affected if one or more of the Company's major customers were to develop other sources of supply. Furthermore, in view of the short product life cycles, in the market for data communications products, the Company's operating results would be materially and adversely affected if one or more of the Company's significant customers were to purchase integrated circuits manufactured by one of the Company's competitors for inclusion in new generations of products developed by its customers. The Company is also dependent upon sales representatives and distributors for the sales of its products to systems manufacturers. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods, or that the Company will be able to obtain orders from new customers. The loss of one or more of the Company's current customers could have a material adverse effect on the Company's business, operating results and financial condition. In this regard, in the second quarter of fiscal 1995, the Company was notified by Apple Computer that the Company would receive no additional orders for the media attachment unit (``MAU'') that the Company had been manufacturing for Apple, which had a material adverse effect on the Company's results of operations.

DEPENDENCE UPON INDEPENDENT MANUFACTURERS AND ASSEMBLY SUPPLIERS

          All of the Company's products are currently manufactured to the Company's specifications by independent subcontractors, and the Company maintains no wafer manufacturing or assembly operations of its own. The Company currently utilizes semiconductor wafer manufacturing subcontractors located in South Korea, Japan, Taiwan and the United States. The Company also contracts with independent assembly suppliers located in Asia for the assembly of all of its products, and relies principally on one assembly contractor located in South Korea. As a result, all of the Company's products are manufactured by independent foundries and assembled by foreign assembly contractors. Consequently, the Company currently relies exclusively on the manufacturing, assembly and other resources of these independent manufacturers and assembly suppliers. Currently, certain of these independent manufacturers serve as the sole source for several of the Company's products. The Company's reliance on subcontractors to manufacture and assemble its products involves significant risks, including reduced control over delivery schedules, the potential lack of adequate capacity, reduced control over fluctuations in manufacturing yields, discontinuation or phase-out of such subcontractors' production processes, and potential misappropriation of proprietary intellectual property. There can be no assurance that the Company will not experience problems in timeliness, yields and quality of wafer deliveries from its wafer manufacturing subcontractors, each of which could have a material adverse effect on the Company's operations and operating results. In addition, although the Company has entered into manufacturing agreements with each of these independent manufacturers, there can be no assurance that such manufacturers will continue to manufacture products for the Company.

          The Company generally does not have long-term, non-cancelable contracts with its wafer suppliers. Therefore, the Company's wafer suppliers could choose to prioritize capacity for other uses or reduce or eliminate deliveries to the Company on short notice. Accordingly, there can be no assurance that the Company's foundries will allocate sufficient wafer manufacturing capacity to the Company to satisfy the Company's product requirements. In addition, the Company has been, and expects to continue to be in the future, particularly dependent on one or more foundries for its wafer manufacturing requirements. Any sudden demand for an increased amount of wafers or sudden reduction or elimination of any existing source or sources of wafers could result in a material delay in the shipment of the Company's products. In this regard, in the fourth quarter of fiscal 1995, the Company was notified by one of its foundry suppliers that it would no longer supply wafers to the Company. Although the Company recently added an additional independent wafer supplier, there can be no assurance that such events will not have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that material disruptions in supply, which have occurred periodically in the past, will not occur in the future. Any such disruption could have a material adverse effect on the Company's operating results and financial condition. In the event the Company were unable to qualify alternative manufacturing sources for existing or new products in a timely manner or such sources were unable to produce wafers with acceptable manufacturing yields, the Company's business, operating results and financial condition would be materially and adversely affected.

DEPENDENCE ON FOUNDRY MANUFACTURING

          The manufacture of semiconductor wafers for the Company's products is a highly complex process that requires a high degree of technical skill, state-of-the-art equipment and effective cooperation between the wafer foundry and the Company's engineering staff to produce acceptable yields. Worldwide manufacturing capacity for these products is limited. Therefore, significant interruptions in supply from any of the Company's independent foundries could adversely affect the Company and its results of operations. Other unanticipated changes in the Company's wafer supply or assembly arrangements could reduce product availability, increase cost, impair quality and reliability or decrease yield. Many of the factors that could result in such changes are beyond the Company's control. To a considerable extent, the Company's ability to succeed in the future will depend on its ability to maintain access to advanced wafer fabrication technologies. Since the Company does not own or operate its own wafer fabrication or process development facility, the Company depends upon independent companies to provide access to such technologies. In light of this dependency, and the intensely competitive nature of the semiconductor industry, there is no assurance that either technology advantages or timely product introduction can be maintained in the future. In connection with its arrangements with foreign independent wafer suppliers, it is necessary for the Company to provide such suppliers with proprietary information regarding its process and product technologies. Although the Company has entered into confidentiality and nondisclosure agreements with its foreign suppliers, there can be no assurance that the Company will be able to protect its rights under its patents, copyrights, maskwork rights or such confidentiality and nondisclosure agreements in foreign countries.

MANUFACTURING; VARIATION IN PRODUCTION YIELDS

          The manufacture of semiconductor products is highly complex, involving many precise and critical steps, and is sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of sophisticated electronic equipment. Technical problems which may arise in the manufacturing process at the manufacturing facilities of any of the Company's independent foundries can adversely affect manufacturing yields and the overall profitability of the Company. Such technical problems may occur or new problems may arise as the Company begins using new manufacturing processes in connection with the introduction of new products. While the Company is attempting to minimize the impact of such factors and potential problems by developing several sources of wafer supply, certain of the foundries utilized by the Company have experienced lower than anticipated yields. No assurance can be given that the Company or its suppliers will not experience yield problems in the future, which could have a material adverse effect on the Company's results of operations.

RISKS ASSOCIATED WITH FOREIGN SUPPLIERS

          A substantial number of the Company's products are manufactured, and all of the Company's products are assembled, by independent foundries and assembly suppliers located in foreign countries, including Japan and South Korea. The Company is, therefore, subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political instability, trade restrictions and changes in tariff and freight rates.

THE SEMICONDUCTOR INDUSTRY

          The semiconductor industry is subject to rapid technological change, price erosion, occasional shortages of materials, variations in manufacturing efficiencies, significant expenditures for capital equipment and product development, and cyclical market patterns. In recent years, the industry has experienced intermittent significant economic downturns character-ized by diminished product demand, accelerated erosion of selling prices and production overcapacity. Similar fluctuations may occur in the future, and there can be no assurance that the Company will not be materially and adversely affected in the future by such fluctuations or by cyclical conditions in the semiconductor industry or slower growth in any of the markets for the Company's products.

DEPENDENCE ON DATA COMMUNICATION MARKET

          The Company anticipates that substantially all of the Company's future revenues will be attributable to sales of data communication products. The market for data communications products is characterized by intense competition, relatively short product life cycles and rapid technological change. In addition, the market for data communications products has undergone a period of extremely rapid growth and has experienced consolidation among the competitors in the marketplace. The Company expects that substantially all of its revenues for the foreseeable future will continue to consist of sales of data communications products. The Company's results of operations and financial condition would be materially adversely affected in the event of any future slowdown or adverse events in the market for data communications products.


LITIGATION

          As described under ``Recent Developments,'' a substantial portion of the consideration received by the Company in connection with the EEPROM Asset Sale was placed in escrow subject to certain claims of indemnity by Atmel under the Asset Purchase Agreement.
As of September 30, 1995, $4,029,000 was on deposit in escrow (excluding interest earned thereon to such date). Such amount is subject to any future claims that may be made by Atmel with respect to the EEPROM technology sold to Atmel in the EEPROM Asset Sale under the terms of the Asset Purchase Agreement. Atmel has notified SEEQ that, based on certain claims asserted by Hualon, that SEEQ previously granted Hualon certain license rights to the EEPROM technology pursuant to an alleged license agreement, Atmel believes it may be entitled to assert a claim against this escrow account, although Atmel has not done so to date. The funds in this escrow account will remain in escrow until a determination is made that SEEQ is entitled to such funds under any release condition in the escrow agreement, or, if Atmel makes a claim prior to such date under such escrow, then until such claim is resolved by a court. The Company will be entitled to receive such funds in the following events: (i) if it is determined that the alleged license agreement is invalid, (ii) if no such determination is made, to the extent that any claims made by Atmel that Atmel has suffered damages as a result of the alleged license agreement are unsuccessful, (iii) if Atmel fails to make a claim to such funds by February 1999, or (iv) as otherwise agreed by the Company and Atmel.

          On March 30, 1994 the Company filed a lawsuit in the United States District Court for the

Northern District of California against Hualon, which had previously been one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology previously sold by the Company to Atmel Corporation, to which Hualon had asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement was valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon subsequently amended its counterclaims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements.

          On August 16, 1995, the Company and Hualon entered into a Settlement Agreement, Release and Tolling Agreement. The terms of such Agreement provided, among other things, for the payment by the Company to Hualon of $500,000 in cash and the issuance by the Company to Hualon of 100,000 shares of the Company's Common Stock. The 100,000 shares issued to Hualon in connection with the settlement are the Shares being registered hereby by the Company on behalf of the Selling Stockholder. See "Risk
FactorsLitigation." In addition, under the terms of such Agreement, the Company agreed that the claims asserted against Hualon in respect of the alleged license agreement would be tolled for such time and on such terms as provided therein. As a result, the Company is not currently pursuing such claims. The Company is entitled to pursue such claims in the future, however, subject to the terms of the Settlement Agreement, Release and Tolling Agreement. In the event that the Company does not cause the alleged license agreement to be invalidated, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the Company's cash flow, financial position or results of operations. However, there can be no assurance as to such matters. See ``Recent Developments.''

           On November 28, 1995, Level One Communications Incorporated (``Level One'') filed a complaint against the Company, in the United States District Court of Northern California, alleging patent infringement. In the complaint, Level One claims that the Company has used and sold products in violation of two of Level One's patents. Level One seeks immediate and permanent injunctive relief preventing the Company from making, using, or selling any devices that infringe such patents and unspecified damages. The Company intends to vigorously contest all of Level One's claims. Based on the Company's limited review to date, management believes that the claims asserted by Level One are without merit and that the outcome of these legal proceedings will not have a material adverse effect on the Company's financial position or results of operations, although there can be no assurance as to such matters. Patent litigation is often highly complex, can extend for a protracted period of time, can involve substantial cost to the Company and may divert the attention of the Company's management and technical personnel, which can substantially increase the cost of such litigation. There can be no assurance that such costs and diversion of resources would not have a material adverse effect on the Company's business, financial condition and results of operations. See ``Recent Developments.''

COMPETITION

          The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened domestic and international competition in many markets. The Company competes with major domestic and international semiconductor companies, most of which have substantially greater financial, technical, manufacturing and marketing resources than the Company, as well as other substantial resources with which to more effectively pursue engineering, manufacturing, marketing and distribution of their products. In addition, many of the Company's competitors maintain their own wafer fabrication and manufacturing facilities, which the Company considers to be a competitive advantage. Accordingly, the Company believes that it is at a substantial competitive disadvantage in comparison to larger companies with wafer fabrication and manufacturing facilities, broader product lines, greater technical, financial and other resources and a higher level of customer service and support. New entrants may also increase their participation in the semiconductor market. The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, price, efficiency of production, the pace at which customers incorporate the Company's integrated circuits into their products, success of competitors' products and general economic conditions. Because the Company does not currently manufacture its own semiconductor wafers, the Company is vulnerable to process technology advances utilized by competitors to manufacture higher performance or lower cost products. There is no assurance that the Company will be able to compete successfully in the future.

PATENTS, LICENSES AND INTELLECTUAL PROPERTY CLAIMS

          The Company's success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering its products and manufacturing processes. To that end, the Company has in the past acquired certain patents and patent licenses and intends to continue to seek patents on its inventions and manufacturing processes in appropriate circumstances. The process of seeking patent protection can be long and expensive and there can be no assurance that patents will issue from currently pending or future applications or that existing patents or any new patents that may be issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company may be subject to or may initiate interference proceedings in the patent office, which can demand significant financial and management resources. As is typical in the semiconductor industry, the Company has from time to time received, and may in the future receive, communications alleging possible infringement of patents or other intellectual property rights of others. Based on industry practice, the Company believes that any necessary licenses or other rights are often obtainable on commercially reasonable terms, but no assurance can be given that licenses would be available or that litigation would not ensue. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation could have a material adverse effect on the Company's operations. See "Risk FactorsLitigation."

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

          Certain of the Company's foundry and assembly subcontractors are subject to a variety of government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in their manufacturing process. The failure by the Company's subcontractors to comply with present or future environmental regulations could result in fines, suspension of production or cessation of operations. Such regulations could also require the subcontractors to acquire equipment or to incur substantial other expenses to comply with environmental regulations. If substantial additional expenses were incurred by the Company's subcontractors, product costs could significantly increase, thus materially adversely affecting the Company's results of operations. Additionally, the Company is subject to a variety of government regulations relating to its operations, such as environmental, labor and export control regulations. While the Company believes it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in fines being imposed on the Company or suspension or cessation of operations. Any failure by the Company or its subcontractors to control the use of, or adequately restrict the discharge of hazardous substances could subject it to future liabilities, and could have a material adverse effect on the Company.

ATTRACTION AND RETENTION OF KEY PERSONNEL

          The Company's future success is dependent upon its ability to hire and retain qualified technical and management personnel, particularly highly skilled design engineers involved in new product development. The competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain skilled and experienced personnel in the future. Any failure to attract or retain such personnel could adversely affect the Company's future prospects and profitability.

TAX LOSS CARRYFORWARDS

          At September 30, 1995, the Company had net operating loss carryforwards of approximately $107.0 million for federal tax purposes, which expire in 1998 through 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate. This offering is not expected to limit the Company's utilization of net operating loss carryforwards under
Section 382. However, there can be no assurance that the Company will not issue additional shares to obtain necessary additional future financing or that certain of the Company's major stockholders will not sell all of their shares, in each case in a transaction that would trigger such Section 382 limitation. In the event the Company achieves profitable operations and triggers the
Section 382 limitation, any significant limitation on the utilization of net operating loss carryforwards would have the effect of increasing the Company's tax liability and reducing net income and available cash resources.

VOLATILITY OF STOCK PRICE

          The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors and other companies in the semiconductor industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

EFFECT OF ANTITAKEOVER PROVISIONS

          The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect to the market value of the Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a ``business combination'' with an ``interested stockholder'' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Certificate of Incorporation may have the affect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See ``Description of Capital Stock.''

                        SELLING STOCKHOLDER

          The Selling Stockholder is offering for sale all of the 3,614,701 shares of Common Stock covered by this Prospectus. The Selling Stockholder acquired such shares from the Company on February 7, 1994 pursuant to the terms and conditions of a Stock Purchase Agreement between the parties and in connection with the purchase by the Selling Stockholder from the Company of assets related to the Company's non-volatile memory products. In addition to the Shares offered hereby (which represent approximately 14% of the outstanding Common Stock of the Company), the Selling Stockholder owns ten shares of the Company's Common Stock. Except as otherwise indicated in this Prospectus, the Selling Stockholder has not had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares. The Selling Stockholder may from time to time offer all or some of the Shares which it owns pursuant to the offering contemplated by this Prospectus, and, therefore, because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholder after completion of this offering.

                     PLAN OF DISTRIBUTION

          The Shares offered hereby are being offered directly by the Selling Stockholder. The Company will receive no proceeds from the sale of any of the Shares. The sale of the Shares may be effected by the Selling Stockholder from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at
negotiated prices.   The Selling Stockholder may effect such
transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names or any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

          There can be no assurance that the Selling Stockholder will sell all or any of the shares of common stock offered hereunder.

                        LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP,
San Francisco, California. Certain attorneys of Brobeck, Phleger & Harrison LLP beneficially own an aggregate of approximately 11,000 shares of the Company's Common Stock.


                           EXPERTS

          The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of SEEQ Technology Incorporated for the fiscal year ended September 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        3,614,701 Shares

                  SEEQ TECHNOLOGY INCORPORATED

                            Common Stock

                              PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth an itemized statement of various expenses in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimates except for the SEC registration fee.
0
        SEC registration fee  . . . . . . . . . . . . .$  1,403
        Legal fees and expenses  . . . . . . . . . . . . 15,000
        Accounting fees and expenses .. . . . . . . . .   1,000
        Miscellaneous . . . . . . . . . . . . . . . . . . 3,597
                                                         ------

                Total. . . . . . . . . . . . . . . . . .$21,000
                                                         ======
          The Selling Stockholder will bear its own sales commissions and related sales expenses in connection with this offering. The Company will bear all other expenses of the offering.


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended. Pursuant to the Certificate of Incorporation and the Bylaws of the Company, directors and officers of the Company are indemnified to the full extent permitted by law. In addition, the Company has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses (including attorneys' fees), judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of the Company, on account of their service as an officer or director of the Company.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemni-fication is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 16.   EXHIBITS.

4.1 Certificate of Incorporation (incorporated by reference to the Company's Form 8-B filed on June 2, 1987).
4.2       Bylaws (Incorporated by reference to the Company's Form
          8-B filed on June 2, 1987).

5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
23.1*     Consent of Price Waterhouse LLP, independent accountants.
23.2      Consent of Brobeck, Phleger & Harrison LLP
          (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).

--------------
* Previously filed

ITEM 17.   UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:  (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ``Calculation of Registration Fee'' table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California on this 31st day of December, 1995.

                                   SEEQ TECHNOLOGY INCORPORATED

                                   By /s/ Phillip J. Salsbury
                                      -----------------------
                                      Phillip J. Salsbury
                                      President and Chief Executive
                                      Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature                                     Title                           Date
       ---------                                     -----                           ----


/s/ Phillip J. Salsbury                              President, Chief Executive       December 31, 1995
    ---------------------------                      Officer and Director
    (Phillip J. Salsbury)                            (Principal Executive Officer)



/s/ Alan V. Gregory                                  Chairman of the                  December 31, 1995
    ----------------------------                     Board of Directors
    (Alan V. Gregory)


/s/ Charles C. Harwood                               Director                         December 31, 1995
    ----------------------------
    (Charles C. Harwood)


    ____________________________                     Director
    (Peter C. Chen)



/s/ Robert O. Hersh                                  Vice President, Finance and      December 31, 1995
    ----------------------------                     Administration
    (Robert O. Hersh)                                (Principal Financial and
                                                      Accounting Officer)


                                                     EXHIBIT 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS



          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 20, 1995, except for Note 12, which is as of December 14, 1995, appearing on page 21 of SEEQ Technology Incorporated's Annual Report on Form 10-K/A for the year ended September 30, 1995. We also consent to the reference to us under the heading ``Experts'' in such Prospectus.





PRICE WATERHOUSE LLP

San Jose, California
January 4, 1996

                   SEEQ TECHNOLOGY INCORPORATED

                        INDEX TO EXHIBITS

EXHIBIT NO.    EXHIBIT                                        PAGE
----------     -------                                        ----

4.1 Certificate of Incorporation (incorporated by reference to the Company's Form 8-B filed on June 2, 1987)

4.2 Bylaws (Incorporated by reference to the Company's Form 8-B filed on June 2, 1987).

5.1*           Opinion of Brobeck, Phleger & Harrison LLP

23.1*          Consent of Price Waterhouse LLP,
               independent accountants.

23.2           Consent of Brobeck, Phleger & Harrison LLP
               (included in the Opinion of Counsel
               filed as Exhibit 5.1 hereto.)

24.1           Power of Attorney (See page II-3).

-------------------------------
* Previously filed